Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the inclusion in this Registration Statement on Form S-8 of Ecoark Holdings, Inc. of (i) our report dated March 15, 2017 in Ecoark Holdings, Inc.’s annual report on Form 10-K for the fiscal year ended December 31, 2016, related to the consolidated financial statements of Ecoark Holdings, Inc. and Subsidiaries as of December 31, 2016 and for the year then ended, and (ii) our report dated May 9, 2017, except for Note 17 which is dated June 2, 2017, in Ecoark Holdings, Inc.’s transition report on Form 10-QT/A for the quarter ended March 31, 2017 related to the consolidated financial statements of Ecoark Holdings, Inc. and Subsidiaries as of March 31, 2017 and for the transition period January 1, 2017 through March 31, 2017.

/s/ KBL, LLP

New York, NY

June 14, 2017